EXECUTION

UMAMI SUSTAINABLE SEAFOOD INC.
and
BAJA AQUA-FARMS, S.A. DE C.V.,

as Borrowers

______________________________________________

AMENDMENT NO. 1

Dated as of February 22, 2012

to

CREDIT AGREEMENT

Dated as of August 26, 2011

______________________________________________

AMERRA CAPITAL MANAGEMENT, LLC,
as Administrative Agent

AMENDMENT NO. 1

AMENDMENT NO. 1 dated as of February 22, 2012 by and among UMAMI SUSTAINABLE SEAFOOD INC., a Nevada corporation (the "US Borrower"); BAJA AQUA-FARMS, S.A. DE C.V., a Mexican corporation (the "Mexican Borrower" and, together with the US Borrower, the "Borrowers"); and AMERRA CAPITAL MANAGEMENT, LLC, as Administrative Agent for the Lenders (as hereinafter defined).

The Borrowers, the Lenders and the Administrative Agent are parties to certain Credit Agreement dated as of August 26, 2011 (as heretofore amended, supplemented or otherwise modified and in effect on the date hereof, the "Credit Agreement", providing, subject to the respective terms and conditions thereof, for extensions of credit (by making Loans) by the Lenders to the Borrowers; and

The Borrowers have requested that certain provisions of the Credit Agreement be modified, and the Administrative Agent on behalf of the Lenders has indicated its willingness to effect such amendments, pursuant to which the parties hereto wish to amend the Credit Agreement to evidence such changes. Accordingly, the parties hereto hereby agree as follows:

Section 1. Definitions. Terms defined in the Credit Agreement are used herein as defined therein.

Section 2. Amendments. Subject to the satisfaction of the conditions precedent specified in Section 4 below, but effective as of the date hereof, the Credit Agreement shall be amended as follows:

A.    References in the Credit Agreement to "this Agreement" shall be deemed to be references to the Credit Agreement as amended hereby.

B.    The following definitions are hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order to read as follows:

"Borrowing Base" shall mean an amount, determined as of the date of the Borrowing Base Certificate then most recently delivered pursuant to this Agreement, equal to (1) the sum, without duplication, of values associated with the following collateral security of the Borrowers:

(a)    100% of Cash then held in a Collateral Account; and

(b)    50% of Pledged Inventory, determined in accordance with the Applicable Advance Rate.

"Borrowing Base Certificate" shall mean a certificate executed by an authorized officer of the respective Borrower and including the following: (a) Cash then held in a Collateral Account, and (b) a schedule of inventory balances per general ledger for such Borrower, all in a form acceptable to the Administrative Agent.

"Cash" shall mean United States Dollars.

C.    Section 2.01 of the Credit Agreement are hereby amended to read in its entirety as follows:

Commitment. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Loans to the Borrowers on or after the Effective Date, but prior to the Commitment Termination Date, in an aggregate principal amount that will not result in such Lender's Credit Exposure exceeding such Lender's Commitment; provided, however, the aggregate amount of the Lenders' Commitments has heretofore been reduced on a pro rata basis by an amount equal to $2,500,000 (the "Commitment Reduction"); provided, further, the aggregate outstanding principal amount of all Loans shall not exceed the Borrowing Base in effect at such time. Amounts borrowed under this Section and repaid or prepaid may not be re-borrowed.

D.    Section 2.06(a) of the Credit Agreement is hereby amended to read in its entirety as follows:

(a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on or before the Termination Date.

E.    Section 2.07(c) of the Credit Agreement is hereby amended to read in its entirety as follows:

On any date that the outstanding principal amount of the Loans exceeds the Borrowing Base in effect at such time, the Borrowers shall within one (1) Business Day thereof prepay the Loans in an amount which would result in compliance with Section 6.08(c).

F.    Section 5.01(d) of the Credit Agreement is hereby amended to read in its entirety as follows:

within five (5) days after the end of each month of each fiscal year of the Borrowers, then current Borrowing Base Certificate of the Borrowers, then current fish reports maintained by the Borrowers, Pledged Inventory reports for each of the related Loan Parties, a schedule as to secured Indebtedness then owed by the Loan Parties, any written communication with insurance carriers with respect to the Pledged Inventory, any written communication with fish insurance brokers and underwriters and a Compliance Certificate of the Borrowers with respect to such month.

G.    Clause (ii) of Section 6.01(c) of the Credit Agreement is hereby amended to read in its entirety as follows:

the aggregate principal amount of Indebtedness permitted by this clause (c) shall not exceed MXN 90,000,000 at any time outstanding.

H.    Section 6.08(c) of the Credit Agreement is hereby amended to read in its entirety as follows:

The Borrowers shall not permit the aggregate principal amount of the Loans then outstanding at any time to exceed the amount equal to the then current Borrowing Base.

Section 3. Representations and Warranties. Each Borrower represents and warrants to the Administrative Agent and the Lenders that the representations and warranties set forth in Article III of the Credit Agreement are true and complete on the date hereof as if made on and as of the date hereof and as if each reference in said Article III to "this Agreement" included reference to this Amendment No. 1.

Section 4. Conditions Precedent. As provided in Section 2 above, the amendments to the Credit Agreement set forth in said Section 2 shall become effective, as of the date hereof, upon the satisfaction of the following conditions precedent:

A.    Execution by all Parties. This Amendment No. 1 shall have been executed and delivered by each of the parties hereto.

B.    Execution by the Borrowers. The Borrowers shall have executed and delivered to the Administrative Agent a promissory note in the principal amount of $6,000,000, substantially in the form of Exhibit A to this Amendment No. 1, which promissory note shall replace the Notes originally issued by the Borrowers in connection with the Credit Agreement.

C.    Certain Payments. The Administrative Agent shall have received from the Borrowers payment of an amendment fee in the amount of $30,000.

D.    Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent or its counsel may reasonable request.

Section 5.    No Other Effect on Loan Documents. Other than as provided in Section 7 hereof, the Credit Agreement and each of the other Loan Documents, as specifically modified by this Amendment No. 1, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Further, the Mexican Security Documents heretofore executed and delivered by the Mexican Borrower are hereby ratified and confirmed in all of their respective terms and conditions, including confirmation, without limitation, that (i) the formerly Excluded Mexican Borrower Assets are now incorporated in the Mexican Security Documents, and (ii) the Existing Restrictions (as defined therein) have been waived or otherwise terminated by the Mexican Borrower. This Amendment No. 1 is a Loan Document.

Section 6.    No Waiver. The execution, delivery and effectiveness of this Amendment No. 1 shall not, except as expressly provided herein, operate as a waiver of any right, power, or remedy of the Lenders under any of the Loan Documents, nor constitute a waiver of any provision of the Loan Documents.

Section 7.    Certain Loan Documents. Upon the satisfaction of the conditions precedent set forth in Section 4 above, each of (i) the Atlantis Pledge Agreement, (ii) the Subordination Agreement relating to Atlantis, and (iii) the Subordination Agreement relating to Aurora shall be deemed to be terminated, with such Persons having no further respective obligations thereunder to the Administrative Agent and the Lenders.

Section 8.    Governing Law. THIS AMENDMENT NO. 1 SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 9.    Severability. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Administrative Agent and the Lenders in order to carry out the intentions of the parties hereto as nearly as may be possible and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

Section 10.    Miscellaneous. This Amendment No. 1 may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment No. 1 by signing any such counterpart. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Amendment No. 1.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed as of the day and year first above written.

UMAMI SUSTAINABLE SEAFOOD INC., as
US Borrower

By	/s/ Oli V. Steindorsson
	Name:	Oli V. Steindorsson
	Title:	C.E.O.

BAJA AQUA-FARMS, S.A. DE C.V., as
Mexican Borrower

By	/s/ Oli V. Steindorsson
	Name:	Oli V. Steindorsson
	Title:	Presidente

AMERRA CAPITAL MANAGEMENT, LLC,
as Administrative Agent

By	/s/ Nancy L. Obler
	Name:	Nancy L. Obler
	Title:	Managing Director